UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                           Sierra Monitor Corporation
                     ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     ---------------------------------------
                         (Title of Class of Securities)

                                   826400 10 3
                           --------------------------
                                 (CUSIP Number)

Check the following box is a fee is being paid with this statement ___ . (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item:1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                                    Page: 1 of 3

-----------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         S.S or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Gordon R. Arnold  ###-##-####
----------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)

         (a)  [ ]
         (b)  [ ]
-----------------------------------------------------------------
3        SEC USE ONLY

----------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

----------------------------------------------------------------
                  5   SOLE VOTING POWER

                      913,619
NUMBER OF            ---------------------------------------
SHARES            6   SHARED VOTING POWER
BENEFICIALLY
OWNED BY
EACH PERSON           --------------------------------------
WITH              7   SOLE DISPOSITIVE POWER

                      913,619
                      --------------------------------------
                  8   SHARED DISPOSITIVE POWER


----------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         913,619

-----------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)

---------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.6 %
          -------
 -----------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         Individual
---------------------------------------------------------------


                                                                    Page: 2 of 3

Item 1.

(a)      Name of Issuer:
                  Sierra Monitor Corporation
(b)      Address of Issuer's Principal Executive Offices:
                  1991 Tarob Court
                  Milpitas, CA 95035

Item 2.

(a)      Name of Person Filing:
                  Gordon R. Arnold
(b)      Address of Principal Business Office
                  1991 Tarob Court
                  Milpitas, CA 95035

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/10/98
--------------------------------------
Date

/s/Gordon R. Arnold
--------------------------------------
Signature

GORDON R. ARNOLD
--------------------------------------
Name/Title


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